Exhibit 4.12

THE RULES OF THE

DIAGEO PLC 1998 UNITED STATES

EMPLOYEE STOCK PURCHASE PLAN

Amended in June 1999

Amended by the Remuneration Committee on 26 August 2008

DIAGEO PLC

Diageo 1998 United States Employee Stock Purchase Plan

(Amended June 1999)

1.                                 Purpose

The purpose of the Diageo 1998 United States Employee Stock Purchase Plan (“the Plan”), is to provide employees of the Participating Subsidiaries of Diageo plc (“Diageo”) (Diageo and the Participating Subsidiaries are collectively referred to herein as “the Company”) an opportunity to own an equity interest in Diageo and, through such ownership, to promote their identification with the interests of shareholders of Diageo, to stimulate their commitment to the business objectives of the Company and to maintain their motivation through the opportunity to share in the growth of the Company.  It is intended that options issued pursuant to the Plan (“the Options”) shall constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

2.                                 Definitions

As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

ADRs shall have the meaning set forth in Section 3.

ADSs shall have the meaning set forth in Section 3.

Board shall have the meaning set forth in Section 3.

Brokerage Account shall have the meaning set forth in Section 11(j).

Cessation Notice shall have the meaning set forth in Section 11(1).

Change of Control shall have the meaning set forth in Section 11(g).

Change in Control ADS Price shall have the meaning set forth in Section 11(g).

Change in Control Date shall have the meaning set forth in Section 11(g).

Code shall mean the United States Internal Revenue Code of 1986, as amended.

Committee shall have the meaning set forth in Section 3(a).

Companies Act shall mean the United Kingdom Companies Act 1985.

Company shall have the meaning set forth in Section 1.

Compromise shall have the meaning set forth in Section 11(g)(ii).

Control shall have the meaning set forth in Section 11(g).

Deposit Amount shall have the meaning set forth in Section 11(d).

Deposit Commencement Date shall have the meaning set forth in Section 11(d).

Depositary shall have the meaning set forth in Section 3.

Deposited ADSs shall have the meaning set forth in Section 11(j).

Discounted ADS Price shall have the meaning set forth in Section 11(a).

Elected ADSs shall have the meaning set forth in Section 9(b).

Elected Amount shall have the meaning set forth in Section 9(b).

Election Date shall have the meaning set forth in Section 9(b).

Fair Market Value shall have the meaning set forth in Section 11(a).

Diageo shall mean Diageo plc, which is a “parent corporation” within the meaning of Section 424(e) of the Code.

Grant Date shall have the meaning set forth in Section 9(a).

Notice of Grant shall have the meaning set forth in Section 9(a)

Offering shall have the meaning set forth in Section 7(a).

Offering Period shall have the meaning set forth in Section 11(d).

Optionees shall have the meaning set forth in Section 6(a).

Options shall have the meaning set forth in Section 1.

Ordinary Shares shall have the meaning set forth in Section 3.

Participation Form shall have the meaning set forth in Section 9(b).

Participating Subsidiaries shall have the meaning set forth in Section 5.

Plan shall mean the Diageo 1998 United States Employee Stock Purchase Plan.

Plan Administrator shall have the meaning set forth in Section 6(c).

Plan Limitation shall have the meaning set forth in Section 8(a).

Purchase Account shall have the meaning set forth in Section 10.

Purchase Date shall have the meaning set forth in Section 11(c).

Purchase Price shall have the meaning set forth in Section 11(a).

Purchased ADSs shall have the meaning set forth in Section 11(c).

Restricted Period shall have the meaning set forth in Section 11(j).

Section 429 Notice shall have the meaning set forth in Section 11(g)(iii).

Settlement Amount shall have the meaning set forth in Section 11(g).

Takeover Offer shall have the meaning set forth in Schedule 11(g)(i).

Trading Day shall have the meaning set forth in Section 11(a).

Withdrawal Notice shall have the meaning set forth in Section 11(e).

3.                                 Stock to be Issued under the Plan

(a)                            Diageo ADSs

The stock subject to Options shall be ordinary shares nominal value 28 and 101/108 pence per share of Diageo (the “Ordinary Shares”), as traded on the London Stock Exchange, which shall be represented by American Depositary Shares (“ADSs”), as traded on the New York Stock Exchange.  Upon exercise of an Option, Diageo shall make arrangements either to procure the issue by the applicable United States depositary (“the Depositary”) of the appropriate number of ADSs, being evidenced by American Depositary Receipts (the “ADRs”) or procure the transfer of the appropriate number of ADSs.  References in this Plan to Options to purchase ADSs shall be construed accordingly.  At the time of adoption of the Plan by the Board of Directors of Diageo (“the Board”), each ADS represents four Ordinary Shares, but such number may increase or decrease from time to time upon decision by the Board or a duly authorised committee of the Board (“the Committee”); in the event of any such increase or decrease, the Board or the Committee shall make the appropriate adjustments to the terms of outstanding Options.

(b)                           Limits upon Number of Ordinary Shares Issuable

(i)                                         The aggregate maximum number of Ordinary Shares issuable upon the exercise of Options shall not exceed 71,500,000, which represents approximately two per cent of the number of Ordinary Shares issued and outstanding on 18 June, 1998.

(ii)                                      In addition to the requirement in subparagraph (i) above,

(1)                     No Option shall be granted on any date if the number of Ordinary Shares falling to be issued on the exercise  thereof when aggregated with:

(a)                                    the number of Ordinary Shares issued during the ten years ended prior to that date under any employee share scheme operated by Diageo (other than an employee share option scheme); and

(b)                                   the number of Ordinary Shares issued or remaining capable of being issued pursuant to options granted during the ten years ended on the day prior to that date under any employee share option scheme (including the Plan) operated by Diageo.

would exceed ten percent of the ordinary share capital of Diageo for the time being; and

(2)                     No Option shall be granted on any date if the number of Ordinary Shares falling to be issued on the exercise  thereof when aggregated with:

(a)                                                 the number of Ordinary Shares issued during the period of five years ended on the day prior to that date under any employee share scheme operated by Diageo (other than an employee share option scheme); and

(b)                                                the number of Ordinary shares issued or remaining capable of being issued pursuant to options granted during the period of five years ending on the day prior to that date under any employee share option scheme (including the Plan) operated by Diageo would exceed five percent of the issued ordinary share capital of Diageo on that date.

4.                                 Approval by Shareholders

The Plan was approved by the Board on June 18, 1998 and was adopted by the shareholders of Diageo on August 11, 1998.

5.                                 Participating Subsidiaries

The Board shall from time to time designate direct and indirect United States subsidiaries (within the meaning of Section 736 of the United Kingdom Companies Act 1985 (the “Companies Act”)) of Diageo (the “Participating Subsidiaries”), the employees of which will be eligible to participate in the Plan.

6.                                 Administration

(a)                            Powers and Duties of Committee

The Plan shall be administered, in accordance with the provisions hereof, by the Board which may delegate some or all of its powers and duties to the Committee.  Subject to the provisions of the Plan and Section 423 of the Code, the Board or the Committee shall have the authority, in its discretion, to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Ordinary Shares subject to each Option; provided, however, that an Offering may only be made within the six weeks following the announcement to the London Stock Exchange by Diageo of its results for any financial year or other period.  The Board or the Committee shall have the authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code).  All actions, decisions and determinations of, and interpretation by the Board or the Committee with respect to the Plan shall be final and binding upon all employees granted Options under the Plan (the “Optionees”) and upon their executors, administrators, personal representatives, heirs and legatees unless otherwise determined by the Board or the Committee.  No member of the Board or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder.

(b)                           Group Compensation and Benefits Director

The Board or the Committee may authorise the Group Compensation and Benefits Director of Diageo to exercise certain of the powers and duties of the Board or the Committee under Paragraph (a) of Section 6 hereof in accordance with the Memorandum and Articles of Association of Diageo.

(c)                            Plan Administrator.

Diageo, any of the Participating Subsidiaries, or the common U.S. parent corporation of the Participating Subsidiaries may engage the services of a financial institution (the “Plan Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Elected ADSs and Purchased ADSs for each Optionee, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of ADSs through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Optionee statements as required by law or regulation.

7.                                 Eligibility

(a)                            Employees Only: Non-Discrimination

Only employees of the Participating Subsidiaries shall be eligible to be granted Options under the Plan.  Every employee of a Participating Subsidiary who was actively employed or on leave of absence on the Grant Date shall be eligible to receive Options granted on such date.  For purposes of the Plan, the term “employee” does not include:

(i)                                         any person whose customary employment is less than 20 hours per week;

(ii)                                      any person whose scheduled employment is five months or less in any calendar year; or

(iii)                                   any person who is on a leave of absence for more than 90 days and such person’s employment with the Company is  not guaranteed by contract or statute.

All employees eligible to be granted Options under the Plan shall have the same rights and privileges with respect to Options granted at the same time (each such grant of Options is referred to herein as an “Offering”).

(b)                           5% Shareholders Excluded

In no event may an employee be granted an Option if such employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of Diageo or of its parent or subsidiary corporation.  For purposes of determining such stock ownership, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options (whether issued pursuant to this Plan or otherwise) shall be treated as stock owned by the employee.

8.                                 Limitations of Number of ADSs to be Purchased

(a)                            Maximum

No Optionee shall be granted an Option affording such Optionee the right under the Plan to purchase ADSs in excess of the Elected ADSs.  In no event shall an Optionee be granted an Option which would permit such Optionee’s rights to purchase ADSs under all employee stock purchase plans (within the meaning of Section 423 of the Code) of his employing Participating Subsidiary and its parent and subsidiary corporations (as defined in Section 424 of the Code) to accrue at a rate which exceeds $20,000 of such ADSs (based on the Discounted ADS Price) for each calendar year in which any such Options is outstanding at any time (such limitation is referred to herein as the “Plan Limitation”).  The Plan Limitation applies only to Options granted under “employee stock purchase plans” within the meaning of Section 423 of the Code and does not limit the amount of ADSs or other stock of Diageo which an employee may purchase under any other stock or bonus plans then in effect.  If, for any reason, the Elected ADSs exceed the number of ADSs permitted to be elected by an Optionee under the Plan Limitation, such Optionee shall be deemed to have elected the greatest number of ADSs permitted to be elected by him under the Plan Limitation.  If the number of shares permitted to be purchased is increased pursuant to an amendment of the Code, the Board or the Committee is hereby authorised upon the effective date of such amendment or thereafter to increase or decrease the Plan Limitation in accordance with such amendment.  Notwithstanding the above, the Board or the Committee must authorise prior to the Grant Date the number of ADSs permitted to be purchased by an Optionee in an Offering; provided that such limitation is applicable to all Optionees under the Plan.

(b)                           Minimum

If an election is made by an Optionee under Paragraph (b) of Section 9 hereof to purchase ADSs pursuant to Options granted in an Offering, the dollar amount of the Optionee’s Deposit Amount ADSs for such Offering shall not be less than $250.  An Optionee who elects to a Deposit Amount that is less than the minimum dollar required under this Paragraph shall, for purposes of Paragraph (b) of Section 9 hereof and Paragraph (d) of Section 11 hereof, be deemed to have elected such minimum Deposit Amount, and such provision shall be clearly set forth in the Notice of Grant.

9.                                 Grant of Options: Election to Purchase

(a)                            Notice of Grant

Options granted hereunder shall be deemed to have been granted 30 days prior to the date the Notice of Grant is sent (the “Grant Date”).  Within 30 days following the Grant Date, a written notice (the “Notice of Grant”) shall be mailed to each Optionee, which Notice of Grant shall:

(i)                                         inform the Optionee of his entitlement to purchase ADSs pursuant to the terms of the Plan at the applicable Discounted ADS Price on the applicable Purchase Date;

(ii)                                      incorporate by reference the provisions of this Plan;

(iii)                                   be in such form as the Committee shall determine.

(b)                           Election to Purchase

On or prior to 30 days (or, with respect to any particular Offering, a greater number of days as determined to be necessary or appropriate by the Plan Administrator) after the Notice of Grant is sent to Optionees (the “Election Date”), each Optionee shall have notified the Plan Administrator, in the manner set forth in Section 17 hereof, of the Optionee’s intention to purchase ADSs by returning the form (the “Participation Form”) attached to the Notice of Grant and indicating the amount of such Optionee’s fixed base pay as of the Grant Date (the “Elected Amount”) which such Optionee elects to have withheld pursuant to Paragraph (d) of Section 11 hereof; provided that the Elected Amount is subject to the Plan Limitation.  In the event that the Plan Administrator shall not have received the Participation form properly completed by the Election Date, such Optionee shall be deemed to have elected not to participate in the Offering.  Upon timely receipt of the Participation Form, the Plan Administrator shall determine the maximum whole number of ADSs (by rounding up, if necessary) that can be purchased on the Purchase Date by applying such Optionee’s share of the funds that shall have accumulated in the Purchase Account as of the Purchase Date pursuant to the provisions of Paragraph (d) of Section 11 hereof (such maximum number of ADSs is referred to herein as the “Elected ADSs”).

10.                           Purchase Account

An account shall be established on the books of each Participating Subsidiary (the “Purchase Account”) for the purpose of purchasing ADSs by Optionees under the Plan.  ADSs purchased under the Plan shall be purchased with funds accumulated in the Purchase Account in accordance with the terms and conditions of Options set forth in Section 11 hereof.  The amounts credited to a Purchase Account shall be subject to the claims of the general creditors of the Participating Subsidiary that maintains the Purchase Account.

11.                           Terms and Conditions of Options

Options granted hereunder shall be subject to the following terms and conditions:

(a)                                      Purchase Price

The purchase price of each ADS subject to an Option under the Plan shall be 85 percent of the average of the Fair Market Value of an ADS, expressed in U.S. dollars, on the three Trading Days immediately preceding the Grant Date of such Option (the “Discounted ADS Price”); provided that the purchase price of an ADS may never be less than the pounds sterling equivalent on the Purchase Date of the nominal value of the Ordinary Shares represented by such ADS.  For purposes of the Plan, “Fair Market Value” shall be the closing sale price of an ADS as reported on the New York Stock Exchange Composite Tape, and “Trading Day” shall mean any day on which the ADSs are traded on the New York Stock Exchange or, if the ADSs are no longer traded on the New York Stock Exchange, any other exchange on which the ADSs are traded.  The product of the Discounted ADS Price and the Purchased ADSs is referred to herein as the “Purchase Price”.

(b)                                     Term of Options

An Option granted hereunder shall expire after the Purchase Date.

(c)                                      Exercise

Each Option shall only be exercisable on the last trading day of the calendar year following the year in which the Grant Date occurs.  The Plan Administrator will determine the actual number of ADSs (including fractional shares) that an Optionee may purchase (the “Purchased ADSs”) by dividing such Optionee’s share of funds accumulated in the Purchase Account in respect of Options by the Discounted ADS Price; provided, however, that the number of Purchased ADSs shall in no event exceed the number of Elected ADSs.  An Optionee who elects to purchase ADSs pursuant to an Option granted under the Plan shall be deemed on the Purchase Date to have exercised the Option for the Purchased ADSs, unless, prior to such Purchase Date, such Optionee has terminated such Optionee’s Option pursuant to Paragraph (e) of Section 11 hereof; provided, however, that if:

(i)

a written notice is given by the Optionee, in the manner set forth in Section 17 hereof, not to exercise his Option, which notice shall be received by the Plan Administrator no later than the day 20 days prior to the Purchase Date and no sooner than the day 40 days prior to the Purchase Date or

(ii)

the product of the Fair Market Value of an ADS on the Purchase Date (or on the Trading Day immediately preceding the Purchase Date if the Purchase Date is not a Trading Day) and the Purchased ADSs is less than the Purchase Price, the Optionee shall be deemed not to have exercised such Option and shall receive, as soon as administratively feasible after the Purchase Date, his share of the funds in the Purchase Account in respect of such Option as of the Purchase Date.

Nothing in this Paragraph (c) or in any other provisions of this Plan shall be construed to give an Optionee the right to purchase any ADSs pursuant to an Option prior to the Purchase Date to which such Option relates, except as provided in Paragraphs (f) and (g) of this Section 11.

(d)                                     Payroll Deductions

An Optionee who elects to purchase ADSs pursuant to Paragraph (b) of Section 9 hereof shall be deemed to have authorised the Participating Subsidiary which employs such Optionee to withhold from the periodic payment of his after-tax wages an amount (the “Deposit Amount”) equal to the Elected Amount divided by the number of pay periods in the calendar year following the year in which the Grant Date occurs (the “Offering Period”).  Such Participating Subsidiary shall withhold the Deposit Amount from each payment of wages, commencing with the first pay period in the Offering Period (the “Deposit Commencement Date”) and continuing thereafter throughout the Offering Period and ending on the Purchase Date.  Such Optionee shall be deemed to have given instruction to the employing Participating Subsidiary to deposit the Deposit Account in the Purchase Account.  The funds so accumulated in the Purchase Amount may only be applied toward the purchase of ADSs pursuant to Options, unless such funds are returned to the Optionee pursuant to the provisions of the Plan; provided, however, that the funds accumulated in the Purchase Account will in all cases be subject to the claims of the general creditors of the Participating Subsidiary that maintains the Purchase Account

(e)                                      Termination of Option: Early Withdrawal

An Optionee may terminate such Optionee’s Option granted in an Offering in its entirety by written notice of such termination (the “Withdrawal Notice”) delivered in the manner set forth in Section 17 hereof.  The Withdrawal Notice must be received by the Plan Administrator no later than the 20 days prior to the Purchase Date and no sooner than the day 40 days prior to the Purchase Date.  Such Optionee may not terminate an Option in part, but only in its entirety.  Upon such termination, such Optionee’s share of funds on deposit in the Purchase Account in respect of the terminated Option as of the Withdrawal Date shall be paid to such Optionee as soon as administratively feasible after timely receipt by the Plan Administrator of the Withdrawal Notice, and all rights and privileges of the Optionee with respect to such Option shall terminate.  Such termination shall not affect the Optionee’s rights and privileges with respect to other options granted in any other Offering that are not otherwise terminated.

(f)                                        Termination of Employment

Except for the circumstances set forth below, in the event that an Optionee’s employment shall terminate during the term of any Option (and he is not re-employed by any other Participating Subsidiary,), an outstanding Option shall terminate immediately, and as soon as administratively feasible thereafter, the Optionee shall receive such Optionee’s share of the funds then on deposit in the Purchase Account;  provided, however that, subject to the Plan Limitation:

(i)                        If any termination of employment is due to retirement (under his employing Participating Subsidiary’s retirement plan), death or disability during employment, the Optionee (or, as the case may be, his executor, administrator, personal representative, heir or legatee) shall have the right within three months after such retirement, death or disability (unless the Purchase Date shall first occur, in which event such right may be exercised only on the Purchase Date) to exercise any Option to purchase a number of ADSs (including fractional shares) that can be purchased by applying such Optionee’s share of the funds in the Purchase Account in respect of such Option as of the date of such purchase;  for purposes of this subparagraph (i), an Optionee is deemed to  be terminated due to disability if and at the time such Optionee is not actively employed by his employing Participating Subsidiary after six continuous months of absence from employment due to disability;

(ii)                     If any involuntary termination of employment by the Participating Subsidiary is due to work force reduction or job elimination, the Optionee shall have the right within three months after such termination (unless the Purchase Date shall first occur, in which event such right may be exercised only on the Purchase Date) to exercise any Option to purchase a number of ADSs (including fractional shares) that can be purchased by applying such Optionee’s share of the funds in the Purchase Account in respect of such Option as of the date of such purchase; or

(iii)                  If any Optionee’s employment with the Company is terminated as a result of a change in control of a Participating Subsidiary, such Optionee shall have the right within three months after such change in control (unless the Purchase Date shall first occur, in which event such right may be exercised only on the Purchase Date) to exercise any Option to purchase a number of ADSs (including fractional shares) that can be purchased by applying such Optionee’s share of the funds in the Purchase Account in respect of such Option as of the date of such change in control;  for purposes of this subparagraph (iii), a change in control is deemed to have occurred if there is a sale by Diageo of its interest in such Participating Subsidiary where Diageo does not retain more than 50% of the voting power of such Participating Subsidiary or Diageo (or any subsidiary of Diageo) sells all or substantially all of the assets of such Participating Subsidiary and the Optionee, as a result of such sale, does not continue in employment with the Company;

provided further, that if an Optionee does not exercise an Option under any of the foregoing subparagraphs (i), (ii), or (iii), as the case may be, such Option shall terminate upon the expiry of the applicable three month period and the Optionee shall receive, as soon as administratively feasible after the expiry of the three month period, such Optionee’s share of the funds in the Purchase Account in respect of such Option.

(g)                                     Change in Control or Liquidation of Diageo

In any of the events set out below (the occurrence of any such event shall be referred to herein as a “Change in Control”), an Optionee shall elect, within 10 days after the Change in Control Date (as defined below) whether to continue the Optionee’s Deposit Amount or to receive the Settlement Amount (as defined below).  If the Optionee elects to continue the Optionee’s Deposit Amount, the Option shall be converted into the right to receive for each ADS subject to the Option the securities cash and/or property which the holder of one ADS would be entitled to receive upon the Change in Control.

If the Optionee elects to receive the Settlement Amount, the Optionee shall within 30 days after the Change in Control Date receive the Settlement Amount in cash in respect of each Option held by such Optionee;  provided that upon receipt of the Settlement Amount the option shall terminate and the Optionee shall no longer have any claim to any funds in the Purchase Account in respect of such Option;  provided, further, that if, in respect of an Option, the relevant Change in Control ADS Price (as defined below) is less than the Discounted ADS Price, the Optionee shall receive within 30 days after the Change in Control Date, in lieu of the Settlement Amount, the Optionee’s share of the funds on deposit in the Purchase Account in respect of such Option as of the Change in Control Date and such Option shall terminate upon such receipt.  The term “Settlement Amount” means, with respect to an Option, the amount that would be realised by an Optionee if such Optionee exercised the Option to purchase a number of ADSs (including fractional shares) that can be purchased by applying the Optionee’s share of the funds in the Purchase Account in respect of such Option as of the Change in Control Date and sold all such ADSs immediately thereafter at the Change in Control ADS Price.

For purposes of this Paragraph (g), a Change in Control shall be deemed to have occurred if:

(i)

any person obtains Control (as defined below) of Diageo as a result of making a general offer to acquire all the shares of Diageo of the same class as the Ordinary Shares or a general offer to acquire the whole of the issued share capital of Diageo which is made on a condition such that if it is satisfied the person making the offer will have Control of Diageo (a “Takeover Offer”);

(ii)	a compromise or arrangement sanctioned by the court becomes effective under section 425 of the Companies Act (a “Compromise”); or

(iii)	any person serves a notice on the shareholders of Diageo under section 429 of the Companies Act (relating to rights of 90% shareholders to buy out minority shareholders) (a “Section 429 Notice”);

for purposes of this sentence, the term “Control” means, with respect to Diageo, the power of a person to secure that the affairs of Diageo are conducted in accordance with the wishes of that person by means of direct or indirect ownership of shares or possession of voting power of Diageo, by virtue of powers conferred by the Memorandum and Articles of Association of Diageo or any other document regulating Diageo or any other corporation or otherwise.  For purposes of this Paragraph (g), the term “Change in Control ADS Price” means the higher of (i) the Fair Market Value of an ADS on the Change in Control Date (or, if the Change in Control Date is not a Trading Day, on the Trading Day immediately prior to such Change in Control Date), or (ii) the price per share paid or proposed to be paid for the Ordinary Shares of Diageo by a person making a Takeover Offer, by a person (if any) who obtains Control of Diageo under a Compromise, or by a person serving a Section 429 Notice, as the case may be, translated in to the US dollar price per ADS by reference to the spot exchange rate on the Change in Control Date and as adjusted for the then existing ratio between an ADS and the number of Ordinary Shares represented thereby;  the term “Change in Control Date” means:

(i)	with respect to a Takeover Offer, the date on which the person making the Takeover Offer has obtained Control of Diageo;

(ii)	with respect to a Compromise, the date on which the Compromise becomes effective; or

(iii)

with respect to a Section 429 Notice, the date that is the first day of the period during which the person serving the Section 429 Notice is entitled and bound to acquire shares on the terms of the offer contained in such Section 429 Notice.

If an effective resolution is passed for the voluntary winding up, or an order is made for the compulsory winding up, of Diageo, the Board or the Committee shall give notice thereof to all Optionees as soon as reasonably practicable and thereupon each such Optionee shall forthwith and until 30 days thereafter have the right (unless the Purchase Date shall first Occur, in which event such right may be exercised only on the Purchase Date) to exercise any Option to purchase a number of ADSs (including fractional shares) that can be purchased by applying his share of the funds in the Purchase Account in respect of such Option as of the date such notice by the Board or the Committee is given; provided that all unexercised Options shall terminate upon the expiry of such 30-day period and the Optionee shall, as soon as administratively feasible after the expiry of such 30-day period, receive his share of the funds in the Purchase Account in respect of such unexercised Option.

For Options granted after 26 August 2008, in the event that an offer (as referred to in paragraph (i) above) is made or a compromise or arrangement (as referred to in paragraph (ii) above) is proposed which is expected to result in the Company becoming controlled by a new company (the “New Company”), at least 75% of the shares in the New Company are expected to be held by substantially the same persons who immediately before the offer or proposal was made were shareholders in the Company and the Board and the New Company agree that this Rule should apply, then the offer or proposal shall not be a Change of Control for the purposes of this paragraph (g) and an Option shall be automatically converted into an Option which the Board determines is equivalent to the Option it replaces except that it will be over shares in the New Company or some other company and shall be converted in such a manner as to ensure continued compliance with Section 423 of the Code and to ensure that such Option shall continue to be exempt from Section 409A of the Code.  The rules will apply to any new Option granted under this paragraph as if references to shares were references to shares over which the new Option is granted and references to the Company were references to the company whose shares are subject to the new Option.

(h)            Assignability of Options

No Option granted hereunder shall be assignable or transferable except by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of the Optionee, only by the Optionee.

(i)              Excess Funds

In the event the Optionee (or his executor, administrator, personal representative, heir or legatee) exercises an Option and there remains any excess of such Optionee’s share of the funds in the Purchase Account in respect of such Option over the amount applied to the purchase of ADSs pursuant to such exercise, such excess shall be paid to the Optionee as soon as administratively feasible after the date of such purchase.

(j)              Restricted Period

Upon exercise of an Option, the Optionee shall be deemed to have consented to the deposit of all of the ADSs purchased pursuant to such exercise (the “Deposited ADSs”) with a designated brokerage account maintained by the Plan Administrator for such Optionee’s benefit (the “Brokerage Account”) for a one year period after the relevant Purchase Date (the “Restricted Period”).  The Deposited ADSs will be held in book-entry form in the name of the Plan Administrator as nominee.  Except as set forth in Section 11(k) below, and Optionee (including any Optionee whose employment has been terminated) will not be permitted to withdraw such Optionee’s Deposited ADSs during the Restricted Period:

(i)        if a subsequent disposition of the withdrawn ADSs by the Optionee can be made without effecting such disposition through the Brokerage Account;

(ii)       if such withdrawal resulted from an exchange of the Deposited ADSs for property in a transaction to which Section 354, 355, 356, or 1036 (or so much of Section 1031 as relates to Section 1036) of the Code applies;

(iii)      if such withdrawal resulted from a transfer of the Deposited ADSs by the Optionee out of the Brokerage Account into an account which is jointly owned by such Optionee and any other person with the right of survivorship;

(iv)      if such withdrawal resulted from a transfer of the Deposited ADSs to the Optionee’s spouse, or to a former spouse where such transfer is incidental to a divorce; or

(v)       if such withdrawal resulted from any other transfer of the Deposited ADSs out of the Brokerage Account that would not be treated as a “disposition” as defined in Section 424(c) of the Code.

(k)             Sale of Deposited ADSs:  Termination of Employment

An Optionee may by written notice instruct the Plan Administrator to (i) sell such Optionee’s Deposited ADSs through the Brokerage Account at any time and (ii) pay over to such Optionee the proceeds (less any expenses and any applicable withholding taxes, including, without limitation, wage and employment withholding taxes) of such sale.  If the employment of an Optionee is terminated (for any reason) and such termination occurs subsequent to the Restricted Period with respect to any Deposited ADSs, the Plan Administrator may require such Optionee to withdraw such Deposited ADSs from the Brokerage Account at such Optionee’s own expense.

(l)              Cessation of Payroll Deductions

Notwithstanding paragraph (d) of this Section 11, if the Plan Administrator is notified by irrevocable written request from an Optionee (a “Cessation Notice”) to stop making the payroll deductions provided for in such paragraph, then the relevant Participating Subsidiary shall cease to make payroll deductions with respect to the specified Option as soon as administratively feasible following the receipt of the Cessation Notice, which Notice shall specify the name of the Optionee and the Option or Options with respect to which the cessation of payroll deductions relates.  An Optionee shall not have the right to resume payroll deductions with respect to any Option subject to the Cessation Notice and shall otherwise be subject to the terms and conditions of this Plan with respect to such Option (other than paragraph (b) of Section 8).

(m)            Tax Deductions

In any case where the Company is obliged to account:

(i)        for any tax (or similar liabilities) in any jurisdiction for which the Optionee in question is liable by virtue of the exercise of an Option; or

(ii)       for any social security or other contributions recoverable from the Optionee in question;

(together, the “Tax Liability”) the Company may recover the tax from the Optionee in question in such manner as the Board or the Committee shall think fit and (without prejudice to the generality of the foregoing) no ADSs shall be issued or transferred to that Optionee unless he has either:

(i)        made a payment to the Company of an amount equal to the Tax Liability; or

(ii)       entered into arrangements with the Company to secure that such a payment is made (whether by authorising the Company to procure the sale of some or all of the ADSs on his behalf and authorising the payment to the Company of the relevant amount of the proceeds of sale or otherwise).

12.         Adjustment of Number of ADSs Subject to Options

In the event of any capitalisation or rights issue by Diageo or any consolidation, subdivision, reduction or other variation of the share capital of Diageo, the Committee may make such adjustment, if any, as they may deem appropriate in the number, kind and price of ADSs available for purchase under the Plan; provided however that Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code; and provided further, any adjustment made pursuant to this Section 12 shall be made on the basis that the Purchase Price shall not be materially altered.

In addition, no adjustment shall be made under this Section 12: (i) to the extent that it would result in an ADS being issued at less than the aggregate of the nominal value of the Ordinary Shares which it represents or (ii) without the prior confirmation in writing by the auditors of Diageo (acting as experts and not as arbitrators) that such adjustment is, in their opinion, fair and reasonable.

13.         Rights as a Shareholder

No Optionee shall have any rights as a shareholder of Diageo except as through and upon the terms and conditions of the applicable depository agreement between Diageo and the Depositary and until full payment has been made for ADSs purchased by such Optionee hereunder.  Ordinary Shares issued pursuant to the Plan shall rank pari passu in all respects with all other Ordinary Shares then in issue, except as regards any rights and dividends attaching by reference to a record date prior to the date on which such ordinary shares are allotted, which shall be the Purchase Date (or date of purchase pursuant to subparagraph (iii) of Paragraph (f), or the last sentence of Paragraph (g), of Section 11 hereof, as the case may be).

14.         Other Regulatory Actions

Prior to the offering of any ADSs under the Plan, Diageo shall effect a registration of the offering of the Ordinary Shares of Diageo reserved under the Plan in accordance with the requirements of the United States Securities Act of 1933 and the rules and regulations thereunder.  The expense of such registration will be borne by Diageo.

Diageo shall apply to the London stock Exchange for the admission to the Official List of all Ordinary Shares allotted pursuant to the exercise of an Option; provided that Ordinary Shares are listed on the London Stock Exchange at the time of allotment.

Diageo shall keep available sufficient unissued Ordinary Share capital to satisfy the outstanding Options in respect of which Diageo intends to issue Ordinary Shares and shall procure that sufficient ADSs are available for transfer to satisfy the outstanding Options in respect of which Diageo does not intend to issue Ordinary Shares.

15.         Amendments:  Termination of the Plan

The Board may from time to time amend, modify, suspend, discontinue or terminate the Plan at any time without notice;  provided that no Optionee’s existing rights in respect of existing Options are adversely affected thereby; provided, further upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges in respect of existing Options; provided further that no such amendment of the Plan shall, except as provided in Section 12 hereof: (i) increase the total number of Ordinary Shares issuable under the Plan; (ii) increase the maximum number of ADSs which any Optionee may purchase under the Plan (other than an increase in the Plan Limitation under the circumstances permitted by Paragraph (a) of Section 8 hereof); or (iii) increase, enlarge or improve the rights of existing or future Optionees under the Plan unless either such amendment shall have been approved by Diageo in general meeting prior to the implementation of such amendment or such amendment is in the opinion of the Board a minor amendment to benefit the administration of the Plan, to take account of a change in legislation or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan or for Diageo or for members of its group.  In no event may Options be granted after the tenth anniversary of the adoption of the Plan.

16.         No Other Obligations

The receipt of an Option pursuant to the Plan shall impose no obligation upon the Optionee to purchase any ADSs covered by such Option.  Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of Diageo or any Participating Subsidiary to employ the Optionee for any specified period.

17.         Notices

Any notice which Diageo or any Optionee may be required or permitted to give to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed: if to Diageo (or to the Plan Administrator), to such address as Diageo, by notice to such Optionee, may designate in writing from time to time; and, if to the Optionee, at his address as shown on the payroll records of his employing Participating Subsidiary.

18.         Interpretation of Certain Terms

Where the context so requires, reference herein to the masculine gender shall include the feminine; and the meaning of terms in Paragraph (b) of Section 3, Paragraph (g) of Section 11 and Section 12 shall be construed in accordance with the United Kingdom meaning of such terms.

19.         Governing Law

The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of New york without reference to choice of law principles and subject in all cases to Sections 423 and 424 of the Code and the regulations thereunder.